Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-204951

Explanatory Note: The following clinical posters regarding the Receptor for Advanced Glycation Endproducts (RAGE) and azeliragon (TTP488) have been prepared by vTv Therapeutics, Inc. (the “Company”) or with the Company’s participation. The Company expects that the posters regarding RAGE and TTP488 will be posted at the Alzheimer’s Association International Conference on or about July 20, 2015 and July 21, 2015, respectively. These posters are being provided to supplement certain information in the Company’s preliminary prospectus filed by the Company with the United States Securities and Exchange Commission on July 20, 2015, and are thus deemed to be a free writing prospectus. For additional information regarding the Company and the offering to which this free writing prospectus relates, please see the information below under the caption, “Free Writing Prospectus.”

Free Writing Prospectus

vTv Therapeutics Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Piper Jaffray at (800) 747-3924 or Stifel, Nicolaus & Company, Incorporated at (855)-300-7136.

The registration statement relating to the Company’s securities has not yet become effective and the securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Free Writing Prospectus

vTv Therapeutics Inc. (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Piper Jaffray at (800) 747-3924 or Stifel, Nicolaus & Company, Incorporated at (855)-300-7136.

The registration statement relating to the Company’s securities has not yet become effective and the securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.